                                                                   Exhibit 10.15



                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                             NES ACQUISITION CORP.
                              (THE "PURCHASER"),

                  INDUSTRIAL CRANE MAINTENANCE SYSTEMS, INC.,

                          BRAZOS RENTAL & TOOL, INC.

                                      AND

                         SAFE WORK LOAD PRODUCTS, INC.
                                (THE "SELLERS")

                                      AND

                        THE STOCKHOLDERS OF THE SELLERS
                             (THE "STOCKHOLDERS")



                          Dated as of January 6, 1997

                               TABLE OF CONTENTS
                                                                                                        Page
ARTICLE 1
     DEFINITIONS......................................................................................    1
     1.1    Definitions...............................................................................    1
     1.2    Other Definitional Provisions.............................................................    5
     1.3    Cross Reference of Other Definitions......................................................    5

ARTICLE 2

     PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING....................................    7
     2.1   Purchase and Sale of ICMS Assets...........................................................    7
     2.2   Purchase and Sale of BRTI Assets...........................................................   10
     2.3   Purchase and Sale of SWLP Assets...........................................................   11
     2.4   The Closing................................................................................   14
     2.5   Post Closing Purchase Price Adjustment.....................................................   15
     2.6   Distribution of Holdback...................................................................   16

ARTICLE 3

     TRANSITIONAL ARRANGEMENTS........................................................................   17
     3.1   Sellers' Name Change.......................................................................   17

ARTICLE 4

     CONFIDENTIALITY..................................................................................   17
     4.1   Confidential Treatment.....................................................................   17
     4.2   Forced Disclosure..........................................................................   17

ARTICLE 5

     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................................   18
     5.1   Organization of the Purchaser..............................................................   18
     5.2   Authorization; Binding Effect; No Breach...................................................   18
     5.3   Brokerage..................................................................................   18
     5.4   Disclosure.................................................................................   18

ARTICLE 6

    REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND STOCKHOLDERS....................................   18
    6.1   Organization and Corporate Power............................................................   19
    6.2   Capital Stock and Related Matters...........................................................   19
    6.3   Authorization; Binding Effect; No Breach....................................................   19
    6.4   Subsidiaries; Investments...................................................................   20
    6.5   Financial Statements and Related Matters....................................................   20
    6.6   Absence of Undisclosed Liabilities..........................................................   21
    6.7   Acquired Assets.............................................................................   21
    6.8   Absence of Certain Developments.............................................................   21
    6.9   Tax Matters.................................................................................   23
    6.10  Contracts and Commitments...................................................................   24
    6.11  Proprietary Rights..........................................................................   26
    6.12  Certain Litigation..........................................................................   27
    6.13  Brokerage...................................................................................   27
    6.14  Insurance...................................................................................   27
    6.15  Employees...................................................................................   27
    6.16  ERISA.......................................................................................   28
    6.17  Real Estate.................................................................................   29
    6.18  Compliance with Laws........................................................................   30
    6.19  Product Warranty............................................................................   31
    6.20  Disclosure..................................................................................   31

ARTICLE 7

    ACCESS TO RECORDS.................................................................................   32
    7.1   Access to Records...........................................................................   32

ARTICLE 8
    SURVIVAL AND INDEMNIFICATION                                                                                             32
    8.1   Survival........................................................................................................   32
    8.2   Indemnification Obligations of the Sellers and the Stockholders.................................................   33
    8.3   Indemnification Obligations of the Purchaser....................................................................   34
    8.4   Indemnification Procedures......................................................................................   34
    8.5   Limitation......................................................................................................   35
    8.6   Treatment of Indemnification Payments...........................................................................   35
    8.7   Payment.........................................................................................................   35

ARTICLE 9

    OTHER COVENANTS.......................................................................................................   36
    9.1   Transaction Expenses............................................................................................   36
    9.2   Special Leasing Arrangement.....................................................................................   36
    9.3   Employment Agreement............................................................................................   36
    9.4   Prepayment of Certain Indebtedness..............................................................................   36
    9.5   Noncompetition and Nonsolicitation..............................................................................   36
    9.6   Further Assurances..............................................................................................   37
    9.7   Announcements...................................................................................................   37
    9.8   Employees.......................................................................................................   37
    9.9   Employee Benefit Plans..........................................................................................   38
    9.10  Necessary Third Party Consents..................................................................................   38

ARTICLE 10

    OTHER AGREEMENTS......................................................................................................   39
    10.1  Remedies........................................................................................................   39
    10.2  Consent to Amendments...........................................................................................   39
    10.3  Successors and Assigns..........................................................................................   39
    10.4  Governing Law...................................................................................................   39
    10.5  Notices.........................................................................................................   39
    10.6  Severability of Provisions......................................................................................   40
    10.7  Schedules and Exhibits..........................................................................................   41
    10.8  Counterparts....................................................................................................   41
    10.9  No Third-Party Beneficiaries....................................................................................   41
    10.10 Headings........................................................................................................   41
    10.11 Merger and Integration..........................................................................................   41
    10.12 Allocation of Purchase Price....................................................................................   41
    10.13 Bulk Sales Law..................................................................................................   41

EXHIBITS

 Exhibit A - Form of Opinion of Seller's Counsel
 Exhibit B - Form of Real Estate Lease
 Exhibit C - Form of Employment Agreement

DISCLOSURE SCHEDULES

 Affiliated Transactions Schedule
 Assets Schedule
 BRTI Acquired Assets Schedule
 BRTI Contracts Schedule
 Brokerage Schedule
 Capitalization Schedule
 Compliance Schedule
 Consents Schedule
 Developments Schedule
 Employee Benefits Schedule
 Environmental Matters Schedule
 ICMS Contracts Schedule
 Insurance Schedule
 Liabilities Schedule
 Litigation Schedule
 Noncompete Allocation Schedule
 Organization Schedule
 Permits Schedule
 Proprietary Rights Schedule
 Real Estate Schedule
 SWLP Contracts Schedule
 Taxes Schedule
 Transaction Expenses Schedule
 Warranties Schedule

                           ASSET PURCHASE AGREEMENT

  THIS ASSET PURCHASE AGREEMENT is made as of January 6, 1997, by and among NES ACQUISITION CORP., a Delaware corporation (the "Purchaser"), INDUSTRIAL CRANE MAINTENANCE SYSTEMS, INC., a Texas corporation ("ICMS"), BRAZOS RENTAL & TOOL, INC., a Texas corporation ("BRTI"), SAFE WORK LOAD PRODUCTS, INC., a Texas corporation ("SWLP," and together with ICMS and BRTI, the "Sellers"), and James
G. Kowalik and Jerry M. Wolverton, the sole stockholders of the Sellers (the "Stockholders"). The Purchaser, the Sellers and the Stockholders are collectively referred to herein as the "Parties."

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (i) the Purchaser desires to acquire from ICMS, and ICMS desires to sell to the Purchaser, substantially all of ICMS's assets, (ii) the Purchaser desires to acquire from BRTI, and BRTI desires to sell to the Purchaser, substantially all of BRTI's assets which relate to BRTI's hoist rental business (subject to certain of BRTI's liabilities as specifically provided herein) and
(iii) the Purchaser desires to acquire from SWLP, and SWLP desires to sell to the Purchaser, substantially all of SWLP's assets.

  NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

  "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

  "Books and Records" means all lists, records and other information pertaining to accounts, personnel and referral sources of any of the Sellers, all lists and records pertaining to suppliers and customers of any of the Sellers, and all other books, ledgers, files and business records of every kind relating or pertaining to the ICMS Business, the BRTI Business or the SWLP Business, in each case whether evidenced in writing, electronically (including by computer) or otherwise.

  "BRTI Business" means the hoist rental business of BRTI as now conducted.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability of any Seller or any Environmental Affiliate of any Seller arising under any Environmental and Safety Requirement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Estimated Recently Acquired Assets Amount" means $80,202.00.

  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

  "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

  "ICMS Business" means the business of ICMS as now conducted.

  "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

  "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

  "Knowledge" means, with respect to a Person, (a) the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person) and (b) the knowledge which a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

  "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

  "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

  "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in Section 8.4 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article 8.

  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

  "Proprietary Rights" means (i) with respect to BRTI, all of the following owned by, issued to or licensed to BRTI and which relate to the BRTI Business,
(ii) with respect to ICMS, all of the following owned by, issued to or licensed to ICMS, and (iii) with respect to SWLP, all of the following owned by, issued to or licensed to SWLP and which relate to the SWLP Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, without limitation, all software developed by the Seller for use in the Business), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);
(f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

  "Recently Acquired Assets Amount" means (i) the amounts actually paid by ICMS or BRTI for any assets purchased by ICMS or BRTI in connection with the ICMS Business or BRTI Business after September 30, 1996 and prior to the Closing Date in the ordinary course of business, minus (ii) the amounts actually received by ICMS or BRTI for any assets sold by ICMS or BRTI in connection with the ICMS Business or BRTI Business after September 30, 1996 and prior to the Closing Date.

  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

  "SWLP Business" means the business of SWLP as now conducted.

  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

  1.2 OTHER DEFINITIONAL PROVISIONS.

  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

  (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

  (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

  1.3 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term                                                                                                            Section
Actual Recently Acquired Assets Amount.......................................................................   2.5(a)
Actual Specified Current Liabilities.........................................................................   2.5(a)
Assumption...................................................................................................   2.4(a)
BRTI.........................................................................................................   Preface
BRTI Acquired Assets.........................................................................................   2.2(a)
BRTI Assumed Liabilities.....................................................................................   2.2(c)
BRTI Cash Purchase Price.....................................................................................   2.2(e)(i)(A)
BRTI Excluded Assets.........................................................................................   2.2(b)
BRTI Excluded Liabilities....................................................................................   2.2(d)
BRTI Purchase Price..........................................................................................   2.2(e)(i)
Closing......................................................................................................   2.4
Closing Date.................................................................................................   2.4
Closing Date Adjustment......................................................................................   2.4(a)
Closing Review...............................................................................................   2.5(a)
Confidential Information.....................................................................................   4.1
Continuing Employees.........................................................................................   9.8(b)
Contracts....................................................................................................   6.10(b)
Controlled Group.............................................................................................   6.16(h)
Draft Computation............................................................................................   2.5(a)
Employee Pension Plans.......................................................................................   6.16(b)
Employee Welfare Plans.......................................................................................   6.16(a)
Financial Statements.........................................................................................   6.5(a)
Firm.........................................................................................................   2.5(a)
Holdback.....................................................................................................   2.2(e)(i)(B)
ICMS.........................................................................................................   Preface
ICMS Acquired Assets.........................................................................................   2.1(a)
ICMS Assumed Liabilities.....................................................................................   2.1(c)
ICMS Cash Purchase Price.....................................................................................   2.1(e)
ICMS Excluded Assets.........................................................................................   2.1(b)
ICMS Excluded Liabilities....................................................................................   2.1(d)
ICMS Purchase Price..........................................................................................   2.1(e)
ICMS Real Estate.............................................................................................   2.1(a)(vi)
Indemnification Claim Notice.................................................................................   8.4(a)
Indemnified Party............................................................................................   8.4(a)
Indemnifying Party...........................................................................................   8.4(a)
Latest Balance Sheet.........................................................................................   6.5(a)
Leased Real Property.........................................................................................   6.17(b)
Leases.......................................................................................................   6.17(b)
Multiemployer Plan...........................................................................................   6.16(c)
Noncompetition Period........................................................................................   9.5(a)
Objection Notice.............................................................................................   2.5(a)
Other Plans..................................................................................................   6.16(a)
Parties......................................................................................................   Preface
PBGC.........................................................................................................   6.16(h)
Pending Claim................................................................................................   2.6
Plans........................................................................................................   6.16
Prime Rate...................................................................................................   2.2(e)(i)
Proceeding...................................................................................................   8.4(a)
Purchaser....................................................................................................   Preface
Purchaser Indemnitees........................................................................................   8.2
Remaining Holdback...........................................................................................   2.6
Sale.........................................................................................................   2.4(d)
Sellers......................................................................................................   Preface
Seller Employees.............................................................................................   6.16(a)
Seller Indemnitees...........................................................................................   8.3
Specified Current Liabilities................................................................................   2.2(c)(i)
Specified Current Liabilities Excess.........................................................................   2.5(b)(i)
Stockholders.................................................................................................   Preface
SWLP.........................................................................................................   Preface
SWLP Acquired Assets.........................................................................................   2.3(a)
SWLP Assumed Liabilities.....................................................................................   2.3(c)
SWLP Cash Purchase Price.....................................................................................   2.3(e)
SWLP Excluded Assets.........................................................................................   2.3(b)
SWLP Excluded Liabilities....................................................................................   2.3(d)
SWLP Purchase Price..........................................................................................   2.3(e)
SWLP Real Estate.............................................................................................   2.3(a)(vi)
Unassignable Contracts.......................................................................................   9.10

                                   ARTICLE 2

         PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

  2.1 PURCHASE AND SALE OF ICMS ASSETS.

  (a) ICMS Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, ICMS hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by ICMS as of the date hereof, except as set forth in Section 2.1(b) below (collectively, the "ICMS Acquired Assets"), including, without limitation:

    (i) all cash and cash equivalents (including, without limitation, all money market accounts, mutual fund accounts and repurchase agreements);

    (ii) all accounts and notes receivables (whether current or noncurrent);

    (iii) all securities and other Investments;

    (iv) all of ICMS's Proprietary Rights, along with all income, royalties, damages and payments due or payable as of the date hereof or hereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

    (v) all of ICMS's rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the ICMS Contracts Schedule attached hereto;

    (vi) all real property leased by ICMS, and all plants, buildings and other improvements located on such leased property, and all easements, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "ICMS Real Estate");

    (vii) all leasehold improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture owned by ICMS wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased or occupied by ICMS or used in connection with the ICMS Real Estate;

    (viii) all rental equipment of any kind, wherever located, rented by ICMS to any Person;

    (ix) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by ICMS wherever located;

    (x) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by ICMS or in any warehouse where any of ICMS's properties and assets may be situated;

    (xi) all prepayments and prepaid expenses (except for the refund of the workmen's compensation insurance deposit);

    (xii) all of ICMS's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

    (xiii) the right to receive and retain mail, accounts receivable payments and other communications relating to ICMS;

    (xiv) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the date hereof;

    (xv) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all books, ledgers, files and business records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

    (xvi) all advertising, marketing and promotional materials and all other printed or written materials;

    (xvii) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

    (xviii) all goodwill as a going concern and all other intangible properties;

    (xix) all telephone numbers (e.g. "800" numbers) used by ICMS;

    (xx) the legal names "Industrial Crane Maintenance Systems, Inc." and "Industrial Crane Rentals & Maintenance"; and

    (xxi) except as specified in Section 2.1(b) below, all other property owned by ICMS, or in which it has an interest on the date hereof, including, without limitation, all fixed assets relating to ICMS included on the Latest Balance Sheet and any and all subsequent improvements or additions thereon through the date hereof.

  (b) ICMS Excluded Assets. Notwithstanding Section 2.1(a) above, the following assets are expressly excluded from the purchase and sale contemplated hereby and, as such, are not ICMS Acquired Assets (collectively, the "ICMS Excluded Assets"):

    (i) all monies to be received by ICMS from the Purchaser;

    (ii) all rights of ICMS under this Agreement;

    (iii) all deferred compensation agreements, insurance policies which provide health, disability, life, accidental death and dismemberment or dental insurance coverage and all Plans, including, but not limited to, the Industrial Crane Maintenance Systems, Inc. 401(k) Plan;

    (iv) all qualifications to do business as a foreign corporation;

    (v) all arrangements with registered agents relating to foreign qualifications;

    (vi) all taxpayer and other identification numbers; and

    (vii) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of ICMS as a corporation.

  (c) ICMS Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the ICMS Acquired Assets, the Purchaser hereby assumes the following liabilities and obligations of ICMS (the "ICMS Assumed Liabilities"):

    (i) all liabilities and obligations of ICMS pursuant to executory contracts, orders and commitments covering the purchase of inventory and/or supplies or the sale of merchandise or services which are described on the attached ICMS Contracts Schedule.

  (d) ICMS Excluded Liabilities. Except as set forth in Section 2.1(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of ICMS's liabilities and obligations not expressly assumed by the Purchaser pursuant to Section 2.1(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the ICMS Acquired Assets or otherwise, and regardless of when asserted (the "ICMS Excluded Liabilities"). ICMS hereby acknowledges that it is retaining the ICMS Excluded Liabilities and ICMS and the Stockholders jointly and severally agree to promptly pay and discharge all such liabilities and obligations when due.

  (e) Purchase Price for ICMS Acquired Assets. The purchase price for the ICMS Acquired Assets (the "ICMS Purchase Price") consists of the assumption by the Purchaser of the ICMS Assumed Liabilities and the payment of an aggregate of $460,000, which shall be paid in cash (the "ICMS Cash Purchase Price").

  2.2 PURCHASE AND SALE OF BRTI ASSETS.

  (a) BRTI Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, BRTI hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases, all of the assets set forth on the attached BRTI Acquired Assets Schedule (collectively, the "BRTI Acquired Assets").

  (b) BRTI Excluded Assets. Except for the BRTI Acquired Assets, all of the other assets relating to the BRTI Business are expressly excluded from the purchase and sale contemplated hereby and, as such, are not BRTI Acquired Assets (collectively, the "BRTI Excluded Assets").

  (c) BRTI Assumed Liabilities. Subject to Section 2.2(d) below, as additional consideration for the BRTI Acquired Assets, the Purchaser hereby assumes the following liabilities and obligations of BRTI (the "BRTI Assumed Liabilities"):

    (i) liabilities of BRTI for accrued expenses and non-interest bearing accounts payable relating to the ongoing operation of BRTI which are set forth on the face of the Latest Balance Sheet or which have been incurred by BRTI in the ordinary course of business since the date of the Latest Balance Sheet (the "Specified Current Liabilities"); and

    (ii) all liabilities and obligations of BRTI pursuant to executory contracts, orders and commitments covering the purchase of inventory and/or supplies or the sale of merchandise or services which are described on the attached BRTI Contracts Schedule.

  (d) BRTI Excluded Liabilities. Except as set forth in Section 2.2(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of BRTI's liabilities and obligations not expressly assumed by the Purchaser pursuant to Section 2.2(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the BRTI Acquired Assets or otherwise, and regardless of when asserted (the "BRTI Excluded Liabilities"). BRTI hereby acknowledges that it is retaining the BRTI Excluded Liabilities and BRTI and the Stockholders jointly and severally agree to promptly pay and discharge all such liabilities and obligations when due.

  (e) Purchase Price for BRTI Acquired Assets.

    (i) The purchase price for the BRTI Acquired Assets (the "BRTI Purchase Price") consists of the assumption by the Purchaser of the BRTI Assumed Liabilities and the payment of an aggregate of $4,490,000 (as adjusted pursuant to Section 2.2(e)(ii) below), which shall be paid as follows: (A) the Purchaser shall deliver $3,990,000 (as adjusted pursuant to Section 2.2(e)(ii) below) in cash (the "BRTI Cash Purchase Price"); and (B) the

  Purchaser shall maintain $500,000 in a book entry account of the Purchaser (the "Holdback"). The Holdback shall be available to satisfy any amounts owing to the Purchaser pursuant to Section 2.5 (Post Closing Purchase Price Adjustment) and/or Section 8.2 (Indemnification). Interest shall accrue at the Prime Rate (as defined below) on the undistributed portion of the Holdback. The interest on the Holdback shall also be available to satisfy any amounts owing to the Purchaser pursuant to Section 2.5 (Post Closing Purchase Price Adjustment) and/or Section 8.2 (Indemnification). For the purposes hereof, the "Prime Rate" shall mean the rate of interest published as the "prime rate" in the Wall Street Journal, Midwest Edition, on the Closing Date.

    (ii) At the Closing, the BRTI Purchase Price and the BRTI Cash Purchase Price will be (A) increased dollar-for-dollar by an amount equal to the Estimated Recently Acquired Assets Amount, and (B) reduced dollar-for-dollar by an amount equal to the sum of the amounts required to be set forth on the Transaction Expense Schedule pursuant to Section 9.1 hereto which have been paid between June 30, 1996 and the Closing.

  2.3 PURCHASE AND SALE OF SWLP ASSETS.

  (a) SWLP Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, SWLP hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by SWLP as of the date hereof, except as set forth in Section 2.3(b) below (collectively, the "SWLP Acquired Assets"), including, without limitation:

    (i) All Cash And Cash Equivalents (Including, Without Limitation, All Money Market Accounts, Mutual Fund Accounts And Repurchase Agreements);

    (ii) all accounts and notes receivables (whether current or noncurrent);

    (iii) all securities and other Investments;

    (iv) all of SWLP's Proprietary Rights, along with all income, royalties, damages and payments due or payable as of the date hereof or hereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

    (v) all of SWLP's rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the SWLP Contracts Schedule attached hereto;

    (vi) all real property leased by SWLP, and all plants, buildings and other improvements located on such leased property, and all easements, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "SWLP Real Estate");

    (vii) all leasehold improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture owned by SWLP wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased or occupied by SWLP or used in connection with the SWLP Real Estate;

    (viii) all rental equipment of any kind, wherever located, rented by SWLP to any Person;

    (ix) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by SWLP wherever located;

    (x) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by SWLP or in any warehouse where any of SWLP's properties and assets may be situated;

    (xi)  all prepayments and prepaid expenses;

    (xii) all of SWLP's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

    (xiii) the right to receive and retain mail, accounts receivable payments and other communications relating to SWLP;

    (xiv) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the date hereof;

    (xv) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all books, ledgers, files and business records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

    (xvi) all advertising, marketing and promotional materials and all other printed or written materials;

    (xvii) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

    (xviii) all goodwill as a going concern and all other intangible properties;

    (xix) all telephone numbers (e.g. "800" numbers) used by SWLP;

    (xx) the legal names "Safe Work Load Products, Inc."; and

    (xxi) except as specified in Section 2.3(b) below, all other property owned by SWLP, or in which it has an interest on the date hereof.

  (b) SWLP Excluded Assets. Notwithstanding Section 2.3(a) above, the following assets are expressly excluded from the purchase and sale contemplated hereby and, as such, are not SWLP Acquired Assets (collectively, the "SWLP Excluded Assets"):

    (i) all monies to be received by SWLP from the Purchaser;

    (ii) all rights of SWLP under this Agreement;

    (iii) all deferred compensation agreements, insurance policies which provide health, disability, life, accidental death and dismemberment or dental insurance coverage and all Plans;

    (iv) all qualifications to do business as a foreign corporation;

    (v) all arrangements with registered agents relating to foreign qualifications;

    (vi)  all taxpayer and other identification numbers; and

    (vii) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of SWLP as a corporation.

  (c) SWLP Assumed Liabilities. Subject to Section 2.3(d) below, as additional consideration for the SWLP Acquired Assets, the Purchaser hereby assumes the following liabilities and obligations of SWLP (the "SWLP Assumed Liabilities"):

    (i) all liabilities and obligations of SWLP pursuant to executory contracts, orders and commitments covering the purchase of inventory and/or supplies or the sale of merchandise or services which are described on the attached SWLP Contracts Schedule.

  (d) SWLP Excluded Liabilities. Except as set forth in Section 2.3(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of SWLP's liabilities and obligations not expressly assumed by the Purchaser pursuant to Section 2.3(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the SWLP Acquired Assets or otherwise, and regardless of when asserted (the "SWLP Excluded Liabilities"). SWLP hereby acknowledges that it is retaining the SWLP Excluded Liabilities and SWLP and the Stockholders jointly and severally agree to promptly pay and discharge all such liabilities and obligations when due.

  (e) Purchase Price for SWLP Acquired Assets. The purchase price for the SWLP Acquired Assets (the "SWLP Purchase Price") consists of the assumption by the Purchaser of the SWLP Assumed Liabilities and the payment of an aggregate of $75,000, which shall be paid in cash (the "SWLP Cash Purchase Price").

  2.4 THE CLOSING. The closing of the purchase and sale of the ICMS Acquired Asset, the assumption of the ICMS Assumed Liabilities, the purchase and sale of the BRTI Acquired Assets, the assumption of the BRTI Assumed Liabilities, the purchase and sale of the SWLP Acquired Assets, the assumption of the SWLP Assumed Liabilities and the transactions relating thereto are herein referred to as the "Closing." The date and time of the Closing (the "Closing Date") shall be 10:00 a.m. on the date hereof. At the Closing the following deliveries shall be made:

  (a) the Purchaser will deliver to the Sellers such instruments of assumption as are required in order for the Purchaser to assume the ICMS Assumed Liabilities, the BRTI Assumed Liabilities and the SWLP Assumed Liabilities (the "Assumption");

  (b) the Purchaser will deliver to the Sellers (or, at the Sellers' direction, to lenders or other third parties) the ICMS Cash Purchase Price, the BRTI Cash Purchase Price and the SWLP Cash Purchase Price by wire transfer of immediately available funds;

  (c) the Purchaser will deliver to the Sellers the cash payment described in
Section 9.5 below;

  (d) the Sellers will convey to the Purchaser good title to all of the ICMS Acquired Assets and the BRTI Acquired Assets, free and clear of all Liens, and deliver to the Purchaser warranty deeds, bills of sale, assignments of leases and contracts and all other instruments of conveyance and consents which are necessary or desirable to effect transfer of the ICMS Acquired Assets and the BRTI Acquired Assets (the "Sale"), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar Government Entity;

  (e) the Sellers will deliver to the Purchaser an opinion from Donisi & Lang, legal counsel for the Sellers, with respect to the matters set forth in Exhibit A attached hereto addressed to the Purchaser. Such opinion will be dated the Closing Date and will be in form satisfactory to the Purchaser's special legal counsel;

  (f) the Sellers will deliver to the Purchaser evidence satisfactory to the Purchaser that the Stockholders have prepaid all third party indebtedness for borrowed money secured by any of the ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets pursuant to Section 9.4 below, and the Sellers will deliver to the Purchaser evidence satisfactory to the Purchaser of the release of all security interest securing such indebtedness;

  (g) the Sellers will deliver to the Purchaser the following documents:

    (i) a copy of the resolutions duly adopted by each Seller's board of directors and stockholders authorizing such Seller's execution, delivery and performance of the Transaction Documents to which such Seller is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of such Seller;

    (ii) a certificate (dated not earlier than five business days prior to the Closing) of the Secretary of State of the state of incorporation of each Seller as to the good standing of such Seller in such state;

    (iii) a certificate (dated not earlier than five business days prior to the Closing) of the Secretary of State of each state wherein each Seller has qualified to do business as a foreign corporation as to the good standing of such Seller in such state; and

    (iv) the Books and Records of each Seller.

  2.5 POST CLOSING PURCHASE PRICE ADJUSTMENT.

  (a) Post-Closing Determination. Within 90 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") of the Specified Current Liabilities and the Recently Acquired Assets Amount as of the close of business on the day before the Closing Date and will prepare and deliver to BRTI a computation of the amount of the Specified Current Liabilities and the Recently Acquired Assets Amount as of the close of business on the day before the Closing Date (the "Draft Computation"). The Purchaser and its auditors will give BRTI and its auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Computation. If BRTI disagrees with the computation of the Specified Current Liabilities or the Recently Acquired Assets Amount reflected on the Draft Computation, BRTI may, within thirty (30) days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Purchaser setting forth BRTI's calculation of the amount of the Specified Current Liabilities and/or the Recently Acquired Assets Amount as of the close of business on the day before the Closing Date. The Purchaser and BRTI will use reasonable efforts to resolve any disagreements as to the computation of the Specified Current Liabilities and/or the Recently Acquired Assets Amount, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and BRTI will jointly retain an independent accounting firm of recognized national or regional standing (the "Firm") to resolve any remaining disagreements. If the Purchaser and BRTI are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by each of the Purchaser, on the one hand, and BRTI, on the other hand). The Purchaser and BRTI will direct the Firm to render a determination within fifteen (15) days of its retention and the Purchaser, BRTI and their respective employees will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computation set forth in the Objection Notice which the Purchaser and BRTI are unable to resolve. The Firm's determination will be based on the definition of the Specified Current Liabilities and the Recently Acquired Assets Amount included herein. The determination of the Firm will be conclusive and binding upon the Purchaser and BRTI. The parties shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The amount of the Specified Current Liabilities, as finally determined pursuant to this Section 2.5(a), is referred to herein as the "Actual Specified Current Liabilities."
The amount of the Recently Acquired Assets Amount, as finally determined pursuant to this Section 2.5(a), is referred to herein as the "Actual Recently Acquired Assets Amount."

  (b) Post-Closing Adjustment.

    (i) If the Actual Specified Current Liabilities are greater than $500,000, the Purchaser shall be entitled to receive from the Holdback, within two (2) Business Days after the determination thereof, the amount of such excess (the "Specified Current Liabilities Excess"); provided, however, that if the Holdback is less than the amount of the Specified Current Liabilities Excess, BRTI shall pay to the Purchaser, within two (2) Business Days after the determination of the Actual Specified Current Liabilities, the amount by which the Holdback is less than the Specified Current Liabilities Excess by wire transfer or delivery of other immediately available funds.

    (ii) If the Actual Recently Acquired Assets Amount is greater than the Estimated Recently Acquired Assets Amount, the Purchaser shall pay to BRTI, within two (2) Business Days after the determination of the Actual Recently Acquired Assets Amount, an amount equal to such excess by wire transfer or delivery of other immediately available funds. If the Actual Recently Acquired Assets Amount is less than the Estimated Recently Acquired Assets Amount, BRTI shall pay to the Purchaser, within two (2) Business Days after the determination of the Actual Recently Acquired Assets Amount, the amount by which the Actual Recently Acquired Assets Amount is less than the Estimated Recently Acquired Assets Amount by wire transfer or delivery of other immediately available funds.

  2.6 DISTRIBUTION OF HOLDBACK. On the 90th day after the Closing Date, the Purchaser shall pay to BRTI an amount equal to the amount of the Holdback (together with all accrued but undistributed interest thereon), if any, remaining after (i) all amounts owing to the Purchaser pursuant to Section 2.5 have been satisfied and (ii) all claims of the Purchaser under Section 8.2 which have theretofore been finally resolved have been satisfied (the "Remaining Holdback") less any amount for which the Purchaser claims, prior to such 90th day, that it is entitled to receive indemnification pursuant to Section 8.2 (each, a "Pending Claim"). As soon as practicable following final resolution of all Pending Claims, the Purchaser shall pay to BRTI an aggregate amount equal to the portion, if any, of the Holdback (together with all accrued but undistributed interest thereon) which remains after payment of the Remaining Holdback and final resolution of all Pending Claims.

                                   ARTICLE 3

                           TRANSITIONAL ARRANGEMENTS

  3.1 SELLERS' NAME CHANGE. Within five days after the Closing, ICMS will change its corporate name to a name which is not (and which is not confusingly similar to) "Industrial Crane Maintenance Systems," BRTI will change its corporate name to a name which is not (and which is not confusingly similar to) "Brazos Rental & Tool, Inc.," and SWLP will change its corporate name to a name which is not (and which is not confusingly similar to) "Safe Work Load Products, Inc.,"it being the intent of the Parties that from and after the Closing the Purchaser will have the sole right as against the Sellers and all other Persons to conduct business under such names and that the Purchaser will commence doing so at the time of the Closing.

                                   ARTICLE 4

                                CONFIDENTIALITY

  4.1 CONFIDENTIAL TREATMENT. The Sellers and the Stockholders will (and will cause each of their Affiliates to) treat and hold as confidential all information concerning the conduct or affairs of the ICMS Business, the BRTI Business or the SWLP Business (the "Confidential Information"), refrain from using any Confidential Information, and, at the Purchaser's request, deliver to the Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information which are in the Sellers', Stockholders' or any such Affiliate's possession. This Section 4.1(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by any Seller, Stockholder or Affiliate thereof which constitutes or is the result of breach of this Section 4.1 or any disclosure by any such Affiliate which would constitute a breach of this Section 4.1 if such Affiliate were a Seller) immediately prior to the time of disclosure.

  4.2 FORCED DISCLOSURE. If any Seller, Stockholder or any Affiliate thereof is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Article 4. If, in the absence of such a protective order or waiver, such Seller, Stockholder or Affiliate thereof, on the advice of counsel, is compelled to disclose any Confidential

Information to any Government Entity, such Person will use his or its best efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants that:

  5.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

  5.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Purchaser's execution, delivery and performance of each Transaction Document to which the Purchaser is a party has been duly authorized by the Purchaser. Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable in accordance with its terms. The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of the Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which the Purchaser or any of its assets is subject.

  5.3 BROKERAGE. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon the Purchaser.

  5.4 DISCLOSURE. Neither this Article 5 nor any certificate or other item delivered to the Sellers by or on behalf of the Purchaser with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact which is necessary to make any statement contained herein or therein not misleading.

                                   ARTICLE 6

        REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND STOCKHOLDERS

As a material inducement to the Purchaser to enter into this Agreement, purchase the ICMS Acquired Assets, the BRTI Acquired Assets and the SWLP Acquired Assets and assume the ICMS Assumed Liabilities, the BRTI Assumed Liabilities and the SWLP Assumed Liabilities, the Sellers and the Stockholders hereby jointly and severally represent and warrant that:

  6.1 ORGANIZATION AND CORPORATE POWER. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify. The Organization Schedule attached hereto lists every jurisdiction where such Seller is duly qualified to do business and its jurisdiction of incorporation. Such Seller has the requisite corporate power necessary to own and operate its properties, carry on the ICMS Business, BRTI Business or SWLP Business, as applicable, and enter into, deliver and carry out the transactions contemplated by the Transaction Documents. Each Stockholder has the requisite capacity necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

  6.2 CAPITAL STOCK AND RELATED MATTERS. The authorized capital stock of ICMS consists of 100 shares of Common Stock, no par value, of which 10 shares are
issued and outstanding.   All of the issued and outstanding shares of ICMS have
been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Stockholders, free and clear of any Lien, option or other right of any nature. No class of capital stock of ICMS is entitled to contractual or other preemptive rights. The authorized capital stock of BRTI consists of 100 shares of Common Stock, no par value, of which 10
shares are issued and outstanding.   All of the issued and outstanding shares of
BRTI have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Stockholders, free and clear of any Lien, option or other right of any nature. No class of capital stock of BRTI is entitled to contractual or other preemptive rights. The authorized capital stock of SWLP consists of 1,000 shares of Common Stock, no
par value, of which 1,000 shares are issued and outstanding.   All of the issued
and outstanding shares of SWLP have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Stockholders, free and clear of any Lien, option or other right of any nature. No class of capital stock of SWLP is entitled to contractual or other preemptive rights. Except as set forth on the attached Capitalization Schedule:

  (a) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Sellers to issue, sell, or otherwise cause to become outstanding any of their capital stock;

  (b) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Sellers; and

  (c) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of any of the Sellers.

To the extent any of the rights described in clauses (a) and (b) above are in existence, the Capitalization Schedule sets forth a description of the nature of such rights and the names of the Persons holding such rights and the amounts thereof.

6.3 AUTHORIZATION; BINDING EFFECT; NO BREACH Each Seller's execution, delivery and performance of each Transaction Document to which such Seller is a party have been duly authorized by such Seller. Each Transaction Document to which such Seller or any of the Stockholders is a party constitutes a valid and binding obligation of such Person which is enforceable in accordance with its terms. Except as set forth on the attached Consents Schedule, the execution, delivery and performance of the Transaction Documents to which such Seller or Stockholder is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets under, (iv) give any third party the right to modify, terminate or accelerate any ICMS Assumed Liability, BRTI Assumed Liability, SWLP Assumed Liability or other liability or obligation of such Seller or Stockholder under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of such Seller or any agreement, instrument or other document, or any Legal Requirement, to which such Seller, Stockholder or any of such Seller's assets is subject. Without limiting the generality of the foregoing, except as set forth on the attached Consents Schedule, neither such Seller, Stockholder nor any Affiliate of any of them has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the ICMS Business, the BRTI Business, the SWLP Business, the ICMS Acquired Assets, the BRTI Acquired Assets or the SWLP Acquired Assets (or any substantial portion thereof) to any Person other than the Purchaser, and neither such Seller nor Stockholder has entered into any agreement, nor is it bound by any obligation of any kind whatsoever, to issue any capital stock of the Sellers to any Person.

  6.4 SUBSIDIARIES; INVESTMENTS. Each Seller does not own or hold any rights to acquire any capital stock or any other security, interest or Investment in any other Person other than investments which constitute cash or cash equivalents. Each Seller does not have, and has never had, a Subsidiary.

  6.5 FINANCIAL STATEMENTS AND RELATED MATTERS.

  (a) Financial Statements. Each of (i) the unaudited combined and combining balance sheets of ICMS and BRTI as of June 30, 1993, June 30, 1994 and June 30, 1995 and the unaudited related combined and combining statements of income for the respective 12-month periods then ended, and (ii) the unaudited combined and combining balance sheet of ICMS and BRTI as of June 30, 1996 (the "Latest Balance Sheet") and the related unaudited combined and combining statements of income and cash flows for the 12-month period then ended (collectively, the "Financial Statements") (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of ICMS and BRTI (which, in turn, are accurate and complete in all material respects) and fairly and accurately present the financial condition of ICMS and BRTI.

  (b) Receivables. The notes and accounts receivable which are part of the ICMS Acquired Assets, the BRTI Acquired Assets and the SWLP Acquired Assets are valid receivables, current, and are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on the Sellers' books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

  (c) Inventory. The inventory which is part of the ICMS Acquired Assets, the BRTI Acquired Assets and the SWLP Acquired Assets, net of the reserves applicable to such inventory, consists of a quantity and quality which, except as reflected in such reserve, is usable and saleable in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, and the items of such inventory are not defective, slow-moving, obsolete or damaged and are merchantable and fit for their particular use.

  6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the attached Liabilities Schedule, each of the Sellers does not have any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Sellers or the Stockholders, whether due or to become due, and regardless of when asserted) other than: (a) the liabilities set forth on the face of the Latest Balance Sheet, (b) current liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, and consistent with such Seller's past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (c) other liabilities and obligations expressly disclosed and quantified in the other Schedules to this Agreement.

  6.7 ACQUIRED ASSETS.  Except as set forth on the attached Assets Schedule:

  (a) the ICMS Acquired Assets constitute all of the assets and rights (other than the ICMS Excluded Assets) which are necessary for the conduct of the ICMS Business as currently conducted and presently proposed to be conducted, the BRTI Acquired Assets constitute all of the assets and rights which are necessary for the conduct of the BRTI Business as currently conducted and presently proposed to be conducted and the SWLP Acquired Assets constitute all of the assets and rights (other than the SWLP Excluded Assets) which are necessary for the conduct of the SWLP Business as currently conducted and presently proposed to be conducted;

  (b) each Seller has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises, shown on the Latest Balance Sheet, or acquired by it since the date of the Latest Balance Sheet, in each case free and clear of all Liens, other than Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

  (c) each Seller's equipment and other tangible assets are in good operating condition and fit for use in the ordinary course of such Seller's business and consistent with its past practice.

  6.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached Developments Schedule, since June 30, 1996, there has been no adverse change in the ICMS Acquired Assets, the ICMS Assumed Liabilities, the BRTI Acquired Assets, the BRTI Assumed Liabilities, the SWLP Acquired Assets, the SWLP Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the ICMS Business, the BRTI Business or the SWLP Business. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since June 30, 1996, each Seller has not:

  (a) engaged in any activity which has resulted in the acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment in its accounts payable, in each case as compared with its custom and practice in the conduct of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, immediately prior to June 30, 1996;

  (b) discharged or satisfied any Lien or paid any obligation or liability which would not constitute an ICMS Assumed Liability, BRTI Assumed Liability or SWLP Assumed Liability, as applicable, if it were unpaid on the Closing Date, other than current liabilities paid in the ordinary course of the ICMS Business, the BRTI Business or the SWLP business, as applicable, and consistent with such Seller's past practice;

  (c) mortgaged or pledged any ICMS Acquired Asset, BRTI Acquired Asset or SWLP Acquired Asset, as applicable, or subjected any ICMS Acquired Asset, BRTI Acquired Asset or SWLP Acquired Asset, as applicable, to any Lien;

  (d) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

  (e) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right of such Seller or other intangible asset or right which, if it were held by such Seller on the Closing Date, would constitute an ICMS Acquired Asset, BRTI Acquired Asset or SWLP Acquired Asset, as applicable, other than in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, and consistent with such Seller's past practice;

  (f) disclosed any Confidential Information to any Person other than the Purchaser and the Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources;

  (g) waived any right other than in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, or consistent with such Seller's past practice;

  (h) made commitments for capital expenditures which, in the aggregate, would exceed $25,000 other than in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, and consistent with such Seller's past practice;

  (i) made any loan or advance to, or guarantee for the benefit of, or any Investment (other than Investments which constitute ICMS Excluded Assets, BRTI Excluded Assets or SWLP Excluded Assets, as applicable) in, any other Person;

  (j) granted any bonus or any increase in wages, salary or other compensation to any employee (other than any increase in wages or salaries granted in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, and consistent with such Seller's past practice granted to any employee who is not affiliated with such Seller other than by reason of such Person's employment by such Seller);

  (k)   made any charitable contributions;

  (l) suffered damages, destruction or casualty losses which, in the aggregate, exceed $10,000 (whether or not covered by insurance) to any ICMS Acquired Asset, BRTI Acquired Asset or SWLP Acquired Asset, as applicable, or any other property or asset which, if it existed and was held by such Seller on the Closing Date, would constitute an ICMS Acquired Asset, BRTI Acquired Asset or SWLP Acquired Asset, as applicable;

  (m) received any indication from any material supplier of such Seller to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or ervices to such Seller (or to the Purchaser, if the

Sale is consummated), or received any indication from any material customer of such Seller to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from such Seller (or from the Purchaser, if the Sale is consummated);

  (n) entered into any transaction other than in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, and consistent with such Seller's past practice, or entered into any other material transaction, whether or not in the ordinary course of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, which may adversely affect the ICMS Business, the BRTI Business or the SWLP Business, as applicable, the ICMS Acquired Assets, the BRTI Acquired Assets or the SWLP Acquired Assets, as applicable, or the ICMS Assumed Liabilities, BRTI Assumed Liabilities or SWLP Assumed Liabilities, as applicable; or

  (o) agreed to do any act described in any of clauses 6.8(a) through (n) above.

  6.9   TAX MATTERS.  Except as set forth in the attached Taxes Schedule:

  (a) each Seller has filed all Tax returns and other reports which it was required to file and each such return or other report was correct and complete in all respects, and such Seller has paid all Taxes due and owing by it (whether or not shown on any Tax return or other report) and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party;

  (b)   no Tax audits are pending or being conducted with respect to any Seller;

  (c) there are no Liens on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax;

  (d) no information related to Tax matters has been requested by any Taxing authority and no Seller has received notice indicating an intent to open an audit or other review from any Taxing authority;

  (e) there are no unresolved disputes or claims concerning any Seller's Tax liability;

  (f) no claim has ever been made by any jurisdiction in which any Seller does not file Tax returns to the effect that such Seller is or may be subject to any Tax imposed by that jurisdiction;

  (g) a valid election to be an S Corporation (as defined in Section 1361(d) of the Code and any corresponding provision of state, local or foreign law) has been in effect with respect to BRTI at all times since April 20, 1990;

  (h) a valid election to be an S Corporation (as defined in Section 1361(d) of the Code and any corresponding provision of state, local or foreign law) has been in effect with respect to SWLP at all times since July 2, 1996;

  (i) no Seller has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency; and

  (j) no Seller is a party to any Tax sharing or allocation agreement, and no Seller has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

  6.10 CONTRACTS AND COMMITMENTS.

  (a) Contracts Schedule. Other than this Agreement or as described on the attached ICMS Contracts Schedule, on the attached BRTI Contracts Schedule or on the attached SWLP Contracts Schedule, as applicable, each Seller is not a party to any written or oral:

    (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not described on the attached Employee Benefits Schedule, or any contract with any labor union, or any severance agreement;

    (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis;

    (iii) contract pursuant to which such Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person;

    (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets, as applicable;

    (v) contract pursuant to which such Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

    (vi) contract pursuant to which such Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by such Seller or of which such Seller is a lessee;

    (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right of such Seller) which is not described on the attached Proprietary Rights Schedule;

    (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with such Seller's past practice which both (1) does not require delivery after the date which is six months after to Closing Date and (2) does not involve a sale price by more than $25,000;

    (ix) contract prohibiting it from freely engaging in any business anywhere in the world;

    (x) independent sales representative or distributorship agreement with respect to the ICMS Business, the BRTI Business or the SWLP Business, as applicable; or

    (xi) any other contract which is material to the ICMS Business, the BRTI Business or the SWLP Business, as applicable, or involves a consideration in excess of $25,000.

  (b) Enforceability. Each item described on the attached ICMS Contracts Schedule, the attached BRTI Contracts Schedule or the attached SWLP Contracts Schedule (the "Contracts") is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

  (c) Compliance. Each Seller has performed all obligations required to be performed by it under each Contract to which it is a party, and, to the best of such Seller's Knowledge, such Seller is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. No event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of such Seller pursuant to any Contract to which it is a party. Such Seller has no present expectation or intention of not fully performing any obligation of such Seller pursuant to any Contract to which it is a party, and such Seller has no Knowledge of any breach or anticipated breach by any other party to any Contract.

  (d) Leases. With respect to each Contract which is a lease of personal property, each Seller which is a party to such Contract holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on the attached ICMS Contracts Schedule, the attached BRTI
Contracts Schedule or the attached SWLP Contracts Schedule, as applicable.

  (e) Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of any Seller (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any agreement, contract, commitment or transaction with any Seller (other than this Agreement) or has any material interest in any material property used by any Seller.

  (f) Copies. The Purchaser's special legal counsel has been supplied with a true and correct copy of each written Contract, each as currently in effect.

  6.11 PROPRIETARY RIGHTS.

  (a) Schedule. The attached Proprietary Rights Schedule contains a complete and accurate list of (a) all patented or registered Proprietary Rights owned by each Seller or used in connection with the ICMS Business, the BRTI Business or the SWLP Business, (b) all pending patent applications and applications for registrations of other Proprietary Rights of each Seller filed by or on behalf of such Seller, (c) all trade names, corporate names and unregistered trade names and service marks owned by each Seller or used in connection with the ICMS Business, the BRTI Business or the SWLP Business and (d) all unregistered copyrights and computer software which are material to the ICMS Acquired Assets, the BRTI Acquired Assets, the SWLP Acquired Assets, the ICMS Assumed Liabilities, the BRTI Assumed Liabilities or the SWLP Assumed Liabilities, or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the ICMS Business, the BRTI Business or the SWLP Business. The attached Proprietary Rights Schedule also contains a complete and accurate list of all licenses and other rights granted by each Seller to any third party, and all licenses and other rights granted by any third party to each Seller, with respect to any Proprietary Rights. The Proprietary Rights comprise all intellectual property rights which are necessary for the operation of the ICMS Business, the BRTI Business and the SWLP Business.

  (b) Ownership; Claims. Except as set forth on the attached Proprietary Rights Schedule, each Seller owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license) all Proprietary Rights necessary for the operation of such Seller's business as presently conducted and as presently proposed to be conducted, and such Seller has taken all necessary actions to maintain and protect the Proprietary Rights which it owns and uses. To the best of each Seller's Knowledge, the owners of the Proprietary Rights licensed to such Seller have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. Except as indicated on the attached Proprietary Rights Schedule:

    (i) each Seller owns all right, title, and interest in and to all of the Proprietary Rights described on such Schedule and each other Proprietary Right which is material to the conduct of the ICMS Business, the BRTI Business or the SWLP Business, as applicable (in each case free and clear of all Liens),

    (ii) there have been no claims made against any Seller asserting the invalidity, misuse or unenforceability of any of such Proprietary Rights, and there are no grounds for any such claim,

    (iii) no Seller has received any notice of (nor is it aware of any facts which indicate a likelihood of) any infringement or misappropriation by, or conflict with, any Person with respect to the Proprietary Rights (including any demand or request that such Seller license rights from any Person),

    (iv) the conduct of the ICMS Business, the BRTI Business and the SWLP Business has not infringed or misappropriated, and does not infringe or misappropriate, any proprietary right of any other Person, nor would the Purchaser's conduct of the ICMS Business, the BRTI Business or the SWLP Business as presently conducted infringe or misappropriate any proprietary right of any other Person,

    (v) to the best of the Sellers' Knowledge, the Proprietary Rights used in connection with the ICMS Business, the BRTI Business and the SWLP Business, as applicable, have not been infringed or misappropriated by any other Person, and

    (vi) the consummation of the transactions contemplated by this Agreement will have no adverse effect on any Proprietary Right of any of the Sellers.

  6.12 CERTAIN LITIGATION. Except as set forth on the attached Litigation Schedule, there is no action, suit, proceeding, order, investigation or claim pending (or, to the best of the Sellers' Knowledge, threatened) against or affecting any of the Sellers, the ICMS Business, the BRTI Business or the SWLP Business (or to the best of the Sellers' Knowledge, pending or threatened against or affecting any officer, director or employee of any of the Sellers with respect to the ICMS Business, the BRTI Business or the SWLP Business, as applicable), at law or in equity, or before or by any Government Entity (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by any of the Sellers of product or service in the course of the ICMS Business, the BRTI Business or the SWLP Business or otherwise concerning the conduct of the ICMS Business, the BRTI Business or the SWLP Business, and, to the best of the Sellers' Knowledge, there is no basis for any of the foregoing.

  6.13 BROKERAGE. Except as set forth on the attached Brokerage Schedule, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon any of the Sellers or to which any of the Sellers or any of the ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets may be subject.

  6.14 INSURANCE. The attached Insurance Schedule contains a description of each insurance policy maintained by each Seller with respect to its properties, assets or business, and each such policy is in full force and effect. No Seller is in default on any obligation pursuant to any insurance policy maintained by it.

  6.15 EMPLOYEES.

  (a) Continued Employment. To the best of the Sellers' Knowledge, no executive or key employee of any of the Sellers or any group of employees of any of the Sellers has any plans to terminate employment with any of the Sellers.

  (b) Compliance and Restrictions. Each Seller has complied with all laws relating to the employment of labor in connection with the ICMS Business, the BRTI Business or the SWLP Business, as applicable, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and such Seller has no material labor relations problem (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither such Seller nor any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with, the ICMS Business, the BRTI Business or the SWLP Business activities.

  6.16 ERISA.  Except as set forth on the attached Employee Benefits Schedule:

  (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of each Seller (the "Seller Employees"), such Seller does not maintain or contribute to any (a) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"), or (b) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (as set forth in Code Section 280G) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits ("Other Plans");

  (b) each of the Sellers does not, and has not during the past six (6) years, maintained, contributed to, or participated in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Employee Pension Plans");

  (c) each of the Sellers does not, and never has, contributed to or participated in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan");

  (d) each of the Sellers does not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Seller Employee, other than limited medical benefits required to be provided under Code Section 4980B;

  (e) all Plans (and all related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code;

  (f) all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and each Seller has complied with the requirements of Code Section 4980B;

  (g) with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan; and

  (h) each of the Sellers has not incurred, and has no reason to believe that it will incur, any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes such Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to such Seller or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on the Purchaser or any of the ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets after the Closing.

The "Plans" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which any of the Sellers contributes or is a party.

  6.17 REAL ESTATE.

  (a) Owned Properties. Except as set forth on the attached Real Estate Schedule, each Seller does not own, and has not owned in the past, any real property.

  (b) Leased Property. The attached Real Estate Schedule lists and describes briefly all real property leased or subleased to each Seller and all other real property which is used in the ICMS Business, the BRTI Business or the SWLP Business (the "Leased Real Property"). Each Seller has delivered to the Purchaser's special legal counsel correct and complete copies of the leases and subleases listed on the Real Estate Schedule (collectively, the "Leases"). With respect to the Leased Real Property and each of the Leases:

    (i) such Lease is legal, valid, binding, enforceable, and in full force and effect;

    (ii) such Lease is fully assignable to the Purchaser and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Sale and the Assumption and the commencement of the operation of the ICMS Business, the BRTI Business and the SWLP Business by the Purchaser;

    (iii) no party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration of such lease or sublease;

    (iv) no party to such Lease has repudiated any provision thereof;

    (v) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

    (vi) in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 6.17(b)(i) through (v) are true and correct with respect to the underlying lease;

    (vii) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease;

    (viii) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to the Purchaser;

    (ix) all buildings, improvements and other structures located upon the Leased Real Property have received all approvals or governmental authorities, including licenses and permits, required in connection with the operation of the ICMS Business, the BRTI Business or the SWLP Business, as applicable, thereon and have been operated and maintained in accordance with all applicable Legal Requirements and the terms and conditions of the Leases; and

    (x) all buildings, structures and other improvements located upon the Leased Real Property, including, without limitation, all components thereof, are in good operating condition subject to the provision of usual and customary maintenance in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage and other utility lines and systems serving the Leased Real Property are sufficient to enable the continued operation of the Leased Real Property in the manner currently being used in connection with the operation of the ICMS Business, the BRTI Business or the SWLP Business, as applicable.

  6.18 COMPLIANCE WITH LAWS.

  (a) Generally. Except as set forth on the attached Compliance Schedule, no Seller has violated any Legal Requirement the violation of which could have an adverse effect on the ICMS Acquired Assets, the BRTI Acquired Assets, the SWLP Acquired Assets, the ICMS Assumed Liabilities, the BRTI Assumed Liabilities, the SWLP Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the ICMS Business, the BRTI Business or the SWLP Business, and no Seller has received notice alleging any such violation.

  (b) Required Permits. Each Seller has complied with (and is in compliance with) all permits, licenses and other authorizations required for the occupation of such Seller's facilities and the operation of the ICMS Business, the BRTI Business or the SWLP Business, as applicable. The items described on the attached Permits Schedule constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the ICMS Acquired Assets, the BRTI Acquired Assets or the SWLP Acquired Assets or the Purchaser's conduct of the ICMS Business, the BRTI Business or the SWLP Business (as such is presently conducted by the Sellers) thereafter.

  (c) Environmental and Safety Matters.  Without limiting the generality of
Section 6.18(a) and (b) above, except as set forth on the attached Environmental Matters Schedule, each Seller and all of such Seller's Environmental Affiliates have complied (and are in compliance, in all respects) with all applicable Environmental and Safety Requirements, and neither such Seller nor any of such Seller's Environmental Affiliates has received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any Environmental and Safety Requirement. Without limiting the generality of the preceding sentence, except as set forth on the attached Environmental Matters Schedule:

          (i) no underground storage tank, asbestos-containing material in any form or condition, or PCB-containing materials or equipment, exists at any property owned or occupied by any of the Sellers or any of their Environmental Affiliates;

          (ii) the transactions contemplated to be consummated pursuant to the Transaction Documents will not result in the imposition of any obligations under Environmental and Safety Requirements for site investigation, cleanup or notification to or consent of any government agency or third party;

          (iii) no equipment, facts, events, conditions, conduct or methods relating to the past or present facilities, properties or operations of any of the Sellers or any of their Environmental Affiliates will prevent, hinder or limit continued compliance with any Environmental and Safety Requirement, give rise to or result in any corrective, investigatory or remedial obligation pursuant to Environmental and Safety Requirements, or give rise to or result in any other liability (including any liability relating to onsite or offsite hazardous or non-hazardous substance releases, personal injury, cleanup, remediation, property damage or natural resources damage) pursuant to any Environmental and Safety Requirement; and

          (iv) no Environmental Lien has attached to any property of any of the Sellers or any of their Environmental Affiliates.

     6.19 PRODUCT WARRANTY. Except as set forth on the attached Warranties Schedule, all products leased, manufactured, serviced, distributed, sold or delivered by each Seller in connection with the ICMS Business, the BRTI Business or the SWLP Business, as applicable, have been manufactured, serviced, distributed, sold and/or delivered in conformity with all applicable contractual commitments and all express and implied warranties. No material liability of any of the Sellers exists for replacement or other damages in connection with any such product.

     6.20 DISCLOSURE. Neither this Article 6 nor any schedule, attachment, written statement, document, certificate or other item supplied to the Purchaser by or on behalf of the Sellers with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Sellers have not disclosed to the Purchaser in writing and of which any officer, director or executive employee of any of the Sellers is aware (other than matters of a general economic nature) and which has had or could reasonably be expected to have a material adverse effect upon the ICMS Acquired Assets, the BRTI Acquired Assets, the SWLP Acquired Assets, the ICMS Assumed Liabilities, the BRTI Assumed Liabilities, the SWLP Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the ICMS Business, the BRTI Business or the SWLP Business.

                                   ARTICLE 7

                               ACCESS TO RECORDS

     7.1 ACCESS TO RECORDS. To the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its best efforts to cause its Affiliates to allow, the other Parties (and the other Parties' agents, representatives and Affiliates) access to all business records and files concerning the ICMS Business, the BRTI Business, the SWLP Business, the ICMS Acquired Assets, the BRTI Acquired Assets, the SWLP Acquired Assets, the ICMS Assumed Liabilities, the BRTI Assumed Liabilities or the SWLP Assumed Liabilities which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if any Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the ICMS Business, the BRTI Business or the SWLP Business, then the other Parties will cooperate, and use their best efforts to cause their Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, make available such other Parties' and their Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending Person's expense (unless the contesting or defending Person is entitled to indemnification therefor pursuant to Section 8.2 or 8.3). No provision of this Article 7 will be construed so as to limit the Sellers' obligation to transfer to the Purchaser all Books and Records which are part of the ICMS Acquired Assets, the BRTI Acquired Assets or the SWLP Acquired Assets.

                                   ARTICLE 8

                         SURVIVAL AND INDEMNIFICATION

  8.1 SURVIVAL. All representations, warranties, covenants and agreements of the Parties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as follows (regardless of any investigation made by any Party or on its behalf):

  (a) the representations and warranties contained in Section 6.4 through 6.6, 6.8, 6.10 through 6.17 and 6.19 through 6.20 of this Agreement shall terminate on the second anniversary of the Closing Date;

  (b) the representations and warranties contained in Sections 6.9 and 6.18 of this Agreement shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof), plus 60 days; and

  (c) the representations and warranties contained in Sections 6.1 through 6.3 and 6.7 of this Agreement, the covenants and agreements contained in this Agreement, and all other representations, warranties, covenants and agreements contained herein or made in writing by any Party in connection herewith and not specifically mentioned in clauses (a) or (b) above shall survive indefinitely, unless earlier terminated by their terms; provided that, in each case, any representation or warranty in respect of which indemnification may be sought under Section 8.2 or 8.3, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided further that neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation will constitute a waiver by such participating Party of any representation, warranty, covenant or agreement of any Party or otherwise affect the survival of any such representation, warranty, covenant or agreement.

  8.2 INDEMNIFICATION OBLIGATIONS OF THE SELLERS AND THE STOCKHOLDERS. In addition to any other right or remedy available to the Purchaser at law or in equity, the Sellers and the Stockholders will jointly and severally indemnify the Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Purchaser Indemnitees") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating or incidental to or by virtue of, without duplication:

  (a) any misrepresentation or breach of any representation or warranty by any of the Sellers or the Stockholders set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document furnished to the Purchaser by any of the Sellers or the Stockholders pursuant to any Transaction Document;

  (b) any nonfulfillment or breach of any covenant or agreement of any of the Sellers or the Stockholders set forth in any Transaction Document; or

  (c) any ICMS Excluded Liability, BRTI Excluded Liability or SWLP Excluded Liability.

The Purchaser Indemnitees may proceed against any or all of the Sellers and/or any or all of the Stockholders, at the Purchaser Indemnitees' option.

  8.3 INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. The Purchaser will indemnify the Sellers and their Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnitees") and hold each of them harmless against any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

  (a) any misrepresentation or breach of any representation or warranty by the Purchaser set forth in this Agreement or any certificate delivered by the Purchaser to the Sellers pursuant to any Transaction Document;

  (b) any nonfulfillment or breach of any covenant or agreement of the Purchaser set forth in any Transaction Document; or

  (c) any ICMS Assumed Liability, BRTI Assumed Liability or SWLP Assumed Liability.

  8.4 INDEMNIFICATION PROCEDURES.

  (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 8.2 or 8.3 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 8.2 or 8.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

  (b) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 8.2 or 8.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided that before the Indemnifying Party assumes control of such defense it must first

      (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

      (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

  (c) Control of Defense: Exceptions, etc. Notwithstanding Section 8.4(b), the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

    (i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

    (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

    (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

  8.5 LIMITATION. Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of all payments made by the Sellers and the Stockholders in satisfaction of claims for indemnification pursuant to Section 8.2(a) shall in no event exceed $2,600,000.

  8.6 TREATMENT OF INDEMNIFICATION PAYMENTS. Amounts paid to or on behalf of the Purchaser or any of the Sellers as indemnification hereunder shall be treated as adjustments to the Purchase Price. If any Tax authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnifying Party will indemnify the Indemnified Party against any Tax imposed on the receipt of such indemnification payment pursuant to Section 8.2 or 8.3, including any Tax imposed on any payment pursuant to this Section 8.6.

  8.7 PAYMENT. Subject to Sections 2.6, the Indemnifying Party shall pay the Indemnified Party to the extent the Indemnified Party is entitled to payment hereunder in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim, or a final result, determination, finding, judgment and/or award is made with respect to such claim by any court of competent jurisdiction.

                                   ARTICLE 9

                                OTHER COVENANTS

  9.1 TRANSACTION EXPENSES. The Purchaser will bear its own costs and expenses (including, without limitation, all Taxes and all legal, accounting, consulting and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Each Seller agrees that, except as set forth on the attached Transaction Expenses Schedule, it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of such Seller or any Stockholder (including, without limitation, all Taxes and all legal, accounting, brokerage, advisory, consulting and other fees and expenses) in connection with
this Agreement or any of the transactions contemplated hereby.   In addition,
the Stockholders will pay (i) all transfer, sales, use and similar Taxes imposed by reason of the transactions contemplated by this Agreement, (ii) all stamp and recording taxes, fees and expenses, settlement fees, escrow fees and other miscellaneous closing fees or costs associated therewith, and (iii) all costs and expenses incurred by the Sellers or the Stockholders in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents.

  9.2 SPECIAL LEASING ARRANGEMENT. At the Closing, the Stockholders and the Purchaser shall enter into a real estate lease substantially in the form of Exhibit B attached hereto.

  9.3 EMPLOYMENT AGREEMENT. At the Closing, the Purchaser and James G. Kowalik shall enter into an employment agreement substantially in the form of Exhibit C attached hereto.

  9.4 PREPAYMENT OF CERTAIN INDEBTEDNESS. At the Closing, the Stockholders will prepay all third party indebtedness for borrowed money secured by any of the ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets, and shall secure complete releases of any security interest such third parties may have in any of such ICMS Acquired Assets, BRTI Acquired Assets or SWLP Acquired Assets.

  9.5 NONCOMPETITION AND NONSOLICITATION.

  (a) Noncompetition. Each Stockholder acknowledges that in the course of his affiliation with ICMS, BRTI and SWLP he has become familiar with ICMS's, BRTI's and SWLP's trade secrets and with other Confidential Information. Therefore, each Stockholder agrees that for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date (the "Noncompetition Period"), such Stockholder shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Purchaser or its Affiliates as such businesses exist or are in process or are contemplated on the Closing Date, within the geographical area in which the Purchaser or any of its Affiliates engages or plans to engage in such businesses. The Stockholders agree that the provisions of this Section 9.5(a) are reasonable with respect to their duration, geographical area and scope. As further consideration for the obligations of the Stockholders pursuant to this Section 9.5, the Purchaser shall pay to the Stockholders $250,000 on the Closing Date, allocated among the Stockholders in accordance with Noncompete Allocation Schedule attached hereto.

  (b) Nonsolicitation. During the Noncompetition Period, each Stockholder shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of ICMS, BRTI, SWLP, the Purchaser or any of their respective Affiliates to leave the employ of ICMS, BRTI, SWLP, the Purchaser or such Affiliate, or in any way interfere with the relationship between ICMS, BRTI, SWLP, the Purchaser or any such Affiliate and any employee thereof, (ii) hire any person who was an employee of ICMS, BRTI, SWLP, the Purchaser or any of their respective Affiliates at any time after the date which is one year prior to the Closing Date, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of ICMS, BRTI, SWLP, the Purchaser or any of their respective Affiliates to cease doing business with ICMS, BRTI, SWLP, the Purchaser or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and ICMS, BRTI, SWLP, the Purchaser or any of their respective Affiliates.

  (c) Enforcement. If, at the time of enforcement of Section 9.5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Stockholders have had access to Confidential Information, the Parties agree that money damages would be an inadequate remedy for any breach of this Section 9.5. Therefore, in the event of a breach or threatened breach of this Section 9.5, the Purchaser or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 9.5 (without posting a bond or other security).

  9.6 FURTHER ASSURANCES. From and after the Closing, the Sellers will execute all documents and take any other action which they are reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

  9.7 ANNOUNCEMENTS. Neither the Sellers nor the Stockholders will make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Purchaser as to the timing and content of such announcement (which approval the Purchaser may not unreasonably withhold or delay).

  9.8 EMPLOYEES.

  (a) Each Seller has provided the Purchaser with a true, correct and complete list of all of such Seller's employees indicating the rate of pay of each such employee during the twelve months preceding the date hereof and the location of such employee. Each Seller shall pay all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such employees with respect to the period ending on the day prior to the Closing Date, together with any worker's compensation claims or amounts payable on an ongoing basis to such employees in connection with events occurring prior to the Closing Date.

  (b) The Purchaser will offer employment to all Persons employed as of the Closing Date (the "Continuing Employees") on terms and conditions which are in the aggregate substantially equivalent to those applicable to such Persons' employment with the Sellers as of the Closing Date. Nothing in this Section 9.8 shall obligate the Purchaser to continue to employ any Continuing Employee for any period of time.

  (c) The Sellers will be responsible for and shall pay (i) to the Purchaser at Closing an amount equal to all vacation pay, sick leave pay and floating holiday pay earned or accrued by the Continuing Employees as of the close of business on the Closing Date, including any related payroll burden (FICA and other employment taxes) with respect thereto, whether or not such pay is vested or has been accrued on the books of the Sellers at such close of business, based upon the remuneration of such Continuing Employees, normally used in computing such vacation pay, sick leave pay and floating holiday pay and (ii) to the appropriate Continuing Employee, all severance payments (if any) due to Continuing Employees as a result of the termination of their employment with the Seller.

  (d) Each Seller has provided the Purchaser with a true, correct and complete list of all Continuing Employees employed by such Seller indicating the amount of each such Continuing Employee's severance payments (if any) and earned or accrued vacation pay, sick leave pay and floating holiday pay.

  9.9 EMPLOYEE BENEFIT PLANS. The Sellers shall be responsible for and shall pay, all obligations to employees as they come due under any and all Plans or any fringe benefit arrangements at any time maintained by the Sellers.

  9.10 NECESSARY THIRD PARTY CONSENTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any right, title or interest in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement, nor any claim or right or any benefit arising thereunder or resulting therefrom, if
(i) an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser or the Sellers or any of their respective Affiliates thereunder and (ii) such consent is not obtained (the "Unassignable Contracts"). Each of the Sellers shall use all reasonable efforts to obtain the consent of all necessary third parties to the transfer or assignment to the Purchaser pursuant to this Agreement of all Unassignable Contracts. With respect to each Unassignable Contract, until consent to assign such contract is obtained, or in the event such consent is never obtained, each of the Sellers and the Purchaser shall cooperate in any reasonable arrangements designed to provide for the Purchaser, to the maximum extent possible, the benefits thereunder, including, without limitation, enforcement for the benefit of the Purchaser of any and all rights of any of the Sellers against such third party arising out of cancellation by such third party or otherwise.

                                  ARTICLE 10

                               OTHER AGREEMENTS

  10.1 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

  10.2 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

  10.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers without the Purchaser's prior written consent. The Purchaser may (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights and delegate its obligations pursuant to this Agreement, including the right to purchase the ICMS Acquired Assets, the BRTI Acquired Assets and the SWLP Acquired Assets and the obligation to assume the ICMS Assumed Liabilities, the BRTI Assumed Liabilities and the SWLP Assumed Liabilities to one or more of its Affiliates, and the Purchaser may, at its sole discretion, direct the Sellers to convey the ICMS Acquired Assets, the BRTI Acquired Assets or the SWLP Acquired Assets, in whole or in part, to one or more of the Purchaser's Affiliates. Furthermore, the Purchaser may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Purchaser or any of its Affiliates.

  10.4 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Illinois to be applied. In furtherance of the foregoing, the internal law of the State of Illinois will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

  10.5 NOTICES. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.5:

       If to the Sellers or the Stockholders:

               c/o James G. Kowalik
               12 Circle Way
               Lake Jackson, TX  77566

               with a copy, which will not constitute notice to the Sellers or the Stockholders, to:

               Donisi & Lang
               24 Greenway Plaza, Suite 1509
               Houston, TX  77046
               Attn:  Philip A. Donisi

       If to the Purchaser:

               NES Acquisition Corp.
               c/o National Equipment Services, Inc.
               6100 Sears Tower
               Chicago, IL  60606
               Attn:  Kevin P. Rodgers
       with a copy, which will not constitute notice to the Purchaser, to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attn:  Sanford E. Perl

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the third business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

  10.6 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

  10.7 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

  10.8 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

  10.9 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

  10.10 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

  10.11 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

  10.12 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price among the acquired assets shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder. The fair market value of the acquired assets shall be determined jointly by the Purchaser and the Seller reasonably and in good faith, and such determination shall be used by the parties in allocating the Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of the Purchaser and the Sellers, and (b) all Tax Returns. Each of the Purchaser and the Sellers shall file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period including the Closing Date.

  10.13 BULK SALES LAW. The Sellers will bear any loss, liability, obligation or cost suffered by any of the Sellers or the Purchaser as a result of the Sellers' noncompliance with any provision of any bulk sales law which is applicable to the transfer of the ICMS Acquired Assets, the BRTI Acquired Assets or the SWLP Acquired Assets pursuant to this Agreement.

  IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.



                                     PURCHASER:

                                     NES ACQUISITION CORP.


                                     By: /s/ Kevin Rodgers
                                         -------------------------
                                     Its: President
                                          ------------------------

                                     SELLERS:

                                     INDUSTRIAL CRANE MAINTENANCE SYSTEMS, INC.


                                     By: /s/ Jerry M. Wolverton
                                         -------------------------
                                     Its: President
                                          ------------------------

                                     BRAZOS RENTAL & TOOL, INC.
                                     By: /s/ Jerry M. Wolverton
                                         -------------------------
                                     Its: President
                                          ------------------------

                                     SAFE WORK LOAD PRODUCTS, INC.
                                     By: /s/ Jerry M. Wolverton
                                        --------------------------
                                     Its: President
                                          ------------------------


                                     STOCKHOLDERS:


                                     /s/ James G. Kowalik
                                     -----------------------------
                                     JAMES G. KOWALIK

                                     /s/ Jerry M. Wolverton
                                     -----------------------------
                                     JERRY M. WOLVERTON